                                                                    EXHIBIT 11.2

                          ROHR, INC. AND SUBSIDIARIES
                          ---------------------------
               CALCULATION OF FULLY DILUTED NET INCOME PER SHARE
               -------------------------------------------------
                          OF COMMON STOCK - UNAUDITED
                          ---------------------------
               (in thousands except for earnings per share data)
               -------------------------------------------------

                                                     SECOND QUARTER ENDED    SIX MONTHS ENDED
                                                     --------------------   ------------------
                                                     FEB. 2,    JAN. 28,    FEB. 2,   JAN. 28,
                                                       1997       1996       1997       1996
                                                     --------   ---------   -------   --------
Net income applicable to primary earnings per
  common share                                        $ 4,883     $   205   $ 8,241    $   687

Add back interest and issue expense on
  convertible notes - net of tax adjustment               238         588       489      1,278
                                                      -------     -------   -------    -------

Net income applicable to fully diluted
  earnings per share                                  $ 5,121     $   793   $ 8,730    $ 1,965
                                                      =======     =======   =======    =======

Average number of shares outstanding on
  a fully diluted basis:

    Shares used in calculating primary earnings
       per share                                       26,201      19,492    24,788     19,090
    Unexercised options                                   116         145       107        129
    Shares issuable on conversion of notes              1,905       2,838     1,905      2,838
                                                      -------     -------   -------    -------

Average number of shares outstanding on
  a fully diluted basis                                28,222      22,475    26,800     22,057
                                                      =======     =======   =======    =======

Fully diluted net income per
  average common share                                  $0.18       $0.04     $0.33      $0.09
                                                      =======     =======   =======    =======

Note:

Fully diluted net income per average common share is not presented in the Company's Consolidated Statements of Operations for the three-months and six-months periods ending February 2, 1997 and January 28, 1996, as the effect of the assumed conversion of the Company's convertible notes was less than 3 percent dilutive or anti-dilutive.